Exhibit 99.1

Corporate Communications Department	NEWS Release

Investor Contacts: Douglas Wilburne — 401-457-2288 Robert Bridge — 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: David Sylvestre — 401-457-2362

Textron Reports Second Quarter 2014 Income from Continuing
Operations of $0.51 per Share, up 27.5%

Revenues up 23.5%

Providence, Rhode Island — July 16, 2014 — Textron Inc. (NYSE: TXT) today reported second quarter 2014 income from continuing operations of $0.51 per share, up 27.5 percent from $0.40 per share in the second quarter of 2013.

Total revenues in the quarter were $3.5 billion, up from $2.8 billion in the second quarter of 2013, a 23.5 percent increase.  Beechcraft contributed $425 million to the increase. Segment profit in the quarter was $304 million, up $91 million from the second quarter of 2013.

Second quarter 2014 manufacturing cash flow before pension contributions was $271 million compared to a use of cash of $362 million during the second quarter of 2013. The company contributed $27 million to its pension plans during the second quarter.

“Revenues at Textron Aviation, Bell and Industrial were up during the quarter, while revenues at Textron Systems were down, as we expected,” said Textron Chairman and CEO Scott C. Donnelly.  Donnelly continued, “Operationally, we achieved significant margin improvements across our manufacturing businesses, reflecting higher volumes and good performance.”

This year’s results reflect a full-quarter impact from the company’s acquisition of Beechcraft, completed at the end of the first quarter. This includes a $33 million ($0.08 per share, after tax) negative impact from fair value step-up adjustments of acquired inventories sold during the quarter and $20 million ($0.05 per share, after-tax) in restructuring costs, recorded as part of Acquisition and Restructuring Costs. Last year’s results included $28 million ($0.07 per share, after-tax) in severance costs recorded in Cessna’s segment results.

Outlook

Textron confirmed its 2014 earnings per share from continuing operations guidance of $1.92 to $2.12 and its expectation for cash flow from continuing operations of the manufacturing group before pension contributions of $600 million to $700 million with expected pension contributions of about $90 million.

Second Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation were up $623 million, reflecting the impact of the Beechcraft acquisition and higher jet deliveries. Textron Aviation delivered 36 new jets in the quarter, up from 20 jets in last year’s second quarter, and 34 King Air turboprops.

Textron Aviation recorded a segment profit of $28 million in the second quarter compared to a loss of $50 million a year ago in our Cessna segment. The improvement reflects higher volumes, $28 million in severance costs recorded in the second quarter of 2013 and the impact of the Beechcraft acquisition.

Textron Aviation backlog at the end of the second quarter was $1.4 billion, down $100 million from the end of the first quarter.

Bell

Bell revenues increased $94 million, primarily the result of higher aircraft deliveries and a $41 million revenue benefit related to settlement with the U.S. DOD related to the System Development and Demonstration phase of the company’s former Armed Reconnaissance Helicopter (ARH) program, which was terminated in October 2008.

Bell delivered 10 V-22’s and 8 H-1’s in the quarter, compared to 9 V-22’s and 6 H-1’s in last year’s second quarter and 46 commercial helicopters, compared to 44 units last year.

Segment profit increased $6 million due to the ARH settlement.

Bell backlog at the end of the second quarter was $5.8 billion, down $422 million from the end of the first quarter.

Textron Systems

Revenues at Textron Systems decreased $140 million, reflecting lower overall volumes.

Segment profit was flat despite lower volumes, reflecting favorable performance across all product lines and favorable mix of contract revenues during the quarter.

Textron Systems’ backlog at the end of the second quarter was $3.0 billion, up $186 million from the end of the first quarter.

Industrial

Industrial revenues increased $93 million, primarily due to higher overall volumes and the impact of acquisitions. Segment profit increased $15 million reflecting the higher volumes and favorable performance.

Finance

Finance segment revenues decreased $4 million primarily due to gains on finance receivable dispositions during the second quarter of 2013. Segment profit decreased $8 million primarily due to the prior year impacts of loan loss reversals and gains on the finance receivables dispositions, partially offset by lower administrative expenses.

Conference Call Information

Textron will host its conference call today, July 16, 2014 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1092 in the U.S. or (612) 234-9960 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, July 16, 2014 by dialing (320) 365-3844; Access Code: 307262.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. For more information visit: www.textron.com.

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Non-GAAP Measures

Manufacturing cash flow before pension contributions is a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described under “Risk Factors” in our Annual Report on Form 10-K, among the factors that could cause actual results to differ materially from past and projected future results are the following:  interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations;  changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; increases in pension expenses or employee and retiree medical benefits; continued demand softness or volatility in the markets in which we do business; difficulty or unanticipated expenses in connection with integrating acquired businesses; the risk that anticipated synergies and opportunities as a result of acquisitions will not be realized or the risk that acquisitions do not perform as planned, including, for example, the risk that acquired businesses will not achieve revenue projections.

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three and Six Months Ended June 28, 2014 and June 29, 2013
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
REVENUES
MANUFACTURING:
Textron Aviation	$1,183	$560	$1,968	$1,268
Bell	1,119	1,025	1,992	1,974
Textron Systems	282	422	645	851
Industrial	894	801	1,691	1,528
	3,478	2,808	6,296	5,621

FINANCE	27	31	56	73
Total revenues	$3,505	$2,839	$6,352	$5,694

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation (1)	$28	$(50)	$42	$(58)
Bell	141	135	237	264
Textron Systems	34	34	73	72
Industrial	94	79	160	136
	297	198	512	414

FINANCE	7	15	11	34
Segment Profit	304	213	523	448

Corporate expenses and other, net	(38)	(20)	(81)	(75)
Interest expense, net for Manufacturing group	(36)	(30)	(71)	(67)
Acquisition and restructuring costs (2)	(20)	—	(36)	—

Income from continuing operations before income taxes	210	163	335	306
Income tax expense	(65)	(49)	(103)	(77)

Income from continuing operations	145	114	232	229
Discontinued operations, net of income taxes	(1)	(1)	(3)	3
Net income	$144	$113	$229	$232

Earnings per share:
Income from continuing operations	$0.51	$0.40	$0.82	$0.80
Discontinued operations, net of income taxes	—	—	(0.01)	0.01
Net income	$0.51	$0.40	$0.81	$0.81

Diluted average shares outstanding	282,764,000	283,824,000	283,099,000	286,269,000

(1) Includes $28 million in severance costs for the three and six months ended June 29, 2013.

(2) Acquisition and restructuring costs for the three and six months ended June 28, 2014 include $20 million and $25 million, respectively, of restructuring costs incurred related to the acquisition of Beech Holdings, LLC, the parent of Beechcraft Corporation, which was completed on March 14, 2014.  Transaction costs of $11 million related to the Beechcraft acquisition are also included in the six months ended June 28, 2014

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 28, 2014	December 28, 2013
Assets
Cash and equivalents	$680	$1,163
Accounts receivable, net	1,200	979
Inventories	4,017	2,963
Other current assets	578	467
Net property, plant and equipment	2,463	2,215
Goodwill	2,006	1,735
Other assets	2,511	1,697
Finance group assets	1,680	1,725
Total Assets	$15,135	$12,944

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$358	$8
Other current liabilities	3,599	2,995
Other liabilities	2,450	2,118
Long-term debt	2,686	1,923
Finance group liabilities	1,464	1,516
Total Liabilities	10,557	8,560

Total Shareholders’ Equity	4,578	4,384
Total Liabilities and Shareholders’ Equity	$15,135	$12,944

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Cash flows from operating activities:
Income from continuing operations	$141	$103	$225	$206
Depreciation and amortization	112	90	207	182
Changes in working capital	125	(509)	(138)	(1,038)
Changes in other assets and liabilities and non-cash items	(31)	33	(11)	(121)
Dividends received from TFC	—	10	—	30
Capital contributions paid to TFC	—	(1)	—	(1)
Net cash from operating activities of continuing operations	347	(274)	283	(742)
Cash flows from investing activities:
Net cash used in acquisitions	(61)	(35)	(1,550)	(53)
Capital expenditures	(106)	(113)	(172)	(190)
Proceeds from the sale of property, plant and equipment	3	17	5	17
Other investing activities, net	(7)	—	(10)	—
Net cash from investing activities	(171)	(131)	(1,727)	(226)
Cash flows from financing activities:
Proceeds from long-term debt	—	150	1,093	150
Purchases of Textron common stock	—	—	(150)	—
Increase (decrease) in short-term debt	(184)	161	—	366
Principal payments on long-term debt	(1)	—	(1)	(312)
Settlement of convertible debt	—	(215)	—	(215)
Proceeds from settlement of capped call	—	75	—	75
Other financing activities, net	6	(4)	19	2
Net cash from financing activities	(179)	167	961	66
Total cash flows from continuing operations	(3)	(238)	(483)	(902)
Total cash flows from discontinued operations	(1)	(3)	(2)	(7)
Effect of exchange rate changes on cash and equivalents	2	(1)	2	(10)
Net change in cash and equivalents	(2)	(242)	(483)	(919)
Cash and equivalents at beginning of period	682	701	1,163	1,378
Cash and equivalents at end of period	$680	$459	$680	$459

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

Net cash from operating activities of continuing operations - GAAP	$347	$(274)	$283	$(742)
Less: Capital expenditures	(106)	(113)	(172)	(190)
Dividends received from TFC	—	(10)	—	(30)
Plus: Capital contributions paid to TFC	—	1	—	1
Proceeds from the sale of property, plant and equipment	3	17	5	17
Total pension contributions	27	17	44	157
Manufacturing cash flow before pension contributions- Non-GAAP	$271	$(362)	$160	$(787)

2014 Outlook
Net cash from operating activities of continuing operations - GAAP	$ 970 - $ 1,070
Less: Capital expenditures	(465)
Plus: Proceeds from the sale of property, plant and equipment	5
Total pension contributions	90
Manufacturing cash flow before pension contributions- Non-GAAP	$ 600 - $ 700

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement and debt agreements, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statements of Cash Flows.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Cash flows from operating activities:
Income from continuing operations	$145	$114	$232	$229
Depreciation and amortization	116	95	214	192
Changes in working capital	156	(301)	(77)	(741)
Changes in other assets and liabilities and non-cash items	(38)	25	(16)	(142)
Net cash from operating activities of continuing operations	379	(67)	353	(462)
Cash flows from investing activities:
Net cash used in acquisitions	(61)	(35)	(1,550)	(53)
Capital expenditures	(106)	(113)	(172)	(190)
Finance receivables repaid	25	40	58	112
Other investing activities, net	14	24	16	63
Net cash from investing activities	(128)	(84)	(1,648)	(68)
Cash flows from financing activities:
Proceeds from long-term debt	20	361	1,151	402
Purchases of Textron common stock	—	—	(150)	—
Principal payments on long-term and nonrecourse debt	(59)	(443)	(121)	(925)
Increase (decrease) in short-term debt	(184)	161	—	366
Settlement of convertible debt	—	(215)	—	(215)
Proceeds from settlement of capped call	—	75	—	75
Other financing activities, net	6	(4)	19	2
Net cash from financing activities	(217)	(65)	899	(295)
Total cash flows from continuing operations	34	(216)	(396)	(825)
Total cash flows from discontinued operations	(1)	(3)	(2)	(7)
Effect of exchange rate changes on cash and equivalents	2	(1)	2	(10)
Net change in cash and equivalents	35	(220)	(396)	(842)
Cash and equivalents at beginning of period	780	791	1,211	1,413
Cash and equivalents at end of period	$815	$571	$815	$571